 Exhibit 99.4
Form of Proxy Statement
For Review by the Illinois Department of Insurance

NOTICE OF SPECIAL MEETING OF ELIGIBLE MEMBERS
TO BE HELD            , 2018

TO CERTAIN ELIGIBLE MEMBERS OF FEDERAL LIFE MUTUAL HOLDING COMPANY:
Notice is hereby given that the Special Meeting of Eligible Members (the ”Special Meeting”) of Federal Life Mutual Holding Company (the ”Company” or “FLMHC”) will be held at                         .m., local time, on                   ,            , 2018, at [the Company’s offices at 3750 West Deerfield Road, Riverwoods, Illinois 60015] to consider and vote upon the following:
1.
the adoption and approval of a Plan of Conversion (the “Plan of Conversion”) (a copy of which is enclosed and labeled as Exhibit A);

2.
the adoption and approval of the proposed amended and restated articles of incorporation of FLMHC (a copy of which is enclosed and labeled as Exhibit B);

3.
a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Plan of Conversion and the amended and restated articles of incorporation; and

4.
to transact any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

In accordance with the Company’s By-laws, action of the Board of Directors, the Plan of Conversion and the provisions of Section 59.1 of the Illinois Insurance Code, 215 ILCS 5/59.1, only those persons who were named insureds under Federal Life Insurance Company insurance policies that were in force on March 8, 2018, which is the date that the Board of Directors of the Company adopted the Plan of Conversion, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.
Whether or not you plan to attend the Special Meeting, your vote is very important, and we encourage you to vote promptly. To vote, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed, postage-paid return envelope. Your proxy will not be valid if received at the Company’s offices after            , 2018. If you execute a proxy but later decide to attend the Special Meeting in person, your proxy may be revoked and you may vote in person.
By Order of the Board of Directors,
Judy A. Manning
Secretary
Riverwoods, Illinois
           , 2018

Form of Proxy Statement
For Review by the Illinois Department of Insurance

PROXY STATEMENT
Your proxy, in the form enclosed, is solicited by the board of directors of Federal Life Mutual Holding Company (“FLMHC” or the “Company”) for use at a Special Meeting of its members to be held on            , 2018 and any adjournment of that meeting, for the purposes set forth below. Only persons owning policies issued by Federal Life Insurance Company (“Federal Life”) that were in force at the close of business on March 8, 2018 are entitled to notice of and to vote at the Special Meeting. The board of directors urges you to sign and return your proxy even if you plan to attend the Special Meeting.
IMPORTANT NOTICE
The Plan of Conversion described in this Proxy Statement was approved by the Illinois Department of Insurance (the “Insurance Department”). Approval of the Plan of Conversion by the Insurance Department does not constitute or imply that the Insurance Department has endorsed the Plan of Conversion described in this Proxy Statement, nor does such approval constitute investment advice or a recommendation by the Insurance Department on how you should vote on the Plan of Conversion.
Introduction
A special meeting of the Eligible Members (defined below) of FLMHC will be held at [the Company’s offices at 3750 West Deerfield Road, Riverwoods, Illinois 60015] on                      ,            , 2018, at              .m., local time (the “Special Meeting”). The purpose of the Special Meeting is to consider and vote upon (i) a Plan of Conversion, as amended (the “Plan of Conversion”), and (ii) the proposed amended and restated articles of incorporation of FLMHC (a copy of which is enclosed and labeled as Exhibit B). The Plan of Conversion has been adopted by the Company’s board of directors and approved by the Insurance Department, and a copy of the Plan of Conversion is enclosed and labeled as Exhibit A. If the Plan of Conversion is approved at the Special Meeting, the Company will convert from an Illinois mutual insurance holding company to an Illinois stock insurance holding company (the “Conversion”) and will form a new stock holding company pursuant to the provisions of Section 59.1 of the Illinois Insurance Code, 215 ILCS 5/59.1 (the “Act”).
“Eligible Members” are the persons who were named insureds under Federal Life insurance policies that were in force on March 8, 2018, which is the date that the board of directors of the Company adopted the Plan of Conversion.
Overview of the Conversion
FLMHC currently exists and operates as a mutual insurance holding company. This means that FLMHC has no shareholders. Instead, FLMHC has members consisting of the policyholders who have insurance coverage with Federal Life.
Under the Act, an Illinois mutual insurance holding company, such as FLMHC, that owns an insurance company, such as Federal Life, can adopt a plan to convert from a mutual insurance holding company to a stock insurance holding company. Mutual insurance holding companies may decide to convert into stock companies for many different reasons. Mutual insurance holding companies have limited access to the capital markets. By converting to stock form, a mutual insurance holding company gains the ability to raise capital through sales of its stock. By raising additional capital, FLMHC enhances its ability to contribute capital to Federal Life to strengthen its ability to pay claims made by its policyholders and pay obligations to holders of annuity contracts that it has sold to its customers. Stock insurance holding companies also are better able to make strategic acquisitions of other insurance companies and to enter into strategic business combinations with other insurers and insurance holding companies. In addition, stock insurance holding companies can use stock incentive programs to help them attract and retain key management personnel.
The principal purpose of the Conversion is to convert FLMHC from a mutual insurance holding company into a stock insurance holding company in order to enhance its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo (as defined

Form of Proxy Statement
For Review by the Illinois Department of Insurance

below). FLMHC’s board of directors believes that the Conversion is in the best interest of the Company and Federal Life because the additional capital resulting from the Conversion should: (i) support further organic growth in direct written premiums and sales of annuities; (ii) provide a more cost effective capital structure; and (iii) enable HoldCo to attract institutional investors and engage in strategic transactions advantageous to HoldCo and Federal Life. In addition, the additional capital and holding company structure should enhance the Company’s ability to acquire other life insurance companies. The Company’s board of directors further believes that the transaction is fair and equitable, is consistent with the purpose and intent of the Act and will not prejudice the interests of its members.
In its present structure as a mutual insurance holding company, FLMHC can increase its statutory capital only through earnings generated by Federal Life and its subsidiaries or the sale of a minority interest in Federal Life. Reliance on earnings to provide a long-term source of permanent capital, however, limits the Company’s ability to develop new business, offer new insurance and annuity products, make acquisitions, and provide greater stability and protection for Federal Life’s policyholders.
The Company’s Plan of Conversion consists of the following steps:
1.
FLMHC will convert to a stock company. As part of the conversion, FLMHC will issue all of its shares of capital stock to Federal Life Group, Inc., a newly formed Pennsylvania corporation (“HoldCo”). Federal Life policyholders who formerly were “members” of FLMHC will no longer be members of FLMHC. The insurance policies issued by Federal Life will remain in full force and effect as insurance policies of Federal Life. The Conversion will not change the price, benefits, renewability or any other feature, term or condition of a policyholder’s insurance coverage.

2.
HoldCo will offer shares of its common stock (“Conversion Stock”) for sale in a public offering described in greater detail below (hereinafter, the “Offering”). The common stock of HoldCo will be offered for sale pursuant to a Registration Statement and Prospectus filed and effective under the Securities Act of 1933, as amended. Immediately after completion of the Offering and the Conversion, FLMHC will become a wholly-owned subsidiary of HoldCo. Therefore, HoldCo, through its board of directors, will be able to control who is elected to FLMHC’s board of directors.

3.
Eligible Members will be granted rights to subscribe to purchase shares of common stock of HoldCo in the Offering. These subscription rights provide such members the opportunity to purchase shares before orders from any other purchasers may be accepted. If shares remain available for sale after the subscriptions of the Eligible Members are filled, such remaining shares will be sold to other purchasers (as described in greater detail in the Prospectus of HoldCo accompanying this Proxy Statement). The Conversion Stock will be offered for sale at $10.00 per share. An Eligible Member who wishes to subscribe must purchase at least 50 shares of stock and may not purchase more than 50,000 shares of stock sold in the Offering. Other limitations apply to the Offering, which are described in greater detail in the Prospectus.

Information Relating to Voting at the Special Meeting
In accordance with the terms of FLMHC’s articles of incorporation and bylaws, the terms of the Plan of Conversion and the provisions of the Act, each Eligible Member is entitled to notice of, and to vote at, the Special Meeting. At the Special Meeting, each life insurance policyholder is entitled to cast one vote for each $1,000 of life insurance, and each accident and health policyholder is entitled to cast one vote for each $25 of annual premium on each proposal considered at the Special Meeting.
Approval of each of the Plan of Conversion and the amended and restated articles of incorporation will require the affirmative vote, either in person or by proxy, of at least two-thirds of the votes cast at the Special Meeting.
Eligible Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. All properly executed proxies received by FLMHC before the Special Meeting will be voted in accordance with the instructions indicated thereon. If no contrary instructions are given, such proxies will be voted in

Form of Proxy Statement
For Review by the Illinois Department of Insurance

favor of  (i) the Plan of Conversion, and (ii) the amended and restated articles of incorporation of FLMHC. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any Eligible Member giving a proxy will have the right to revoke his or her proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of FLMHC at any time prior to or at the Special Meeting or by attending the Special Meeting and voting in person.
The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof. They will not be used at any other meeting.
Relationship Between this Proxy Statement and the Prospectus
A copy of the Prospectus for the offering of HoldCo’s common stock accompanies this Proxy Statement. This Proxy Statement summarizes and presents selected information from the Prospectus and may not contain all the information that might be important to an Eligible Member in deciding whether to (i) vote for adoption and approval of the Plan of Conversion, and/or (ii) subscribe for the purchase of Conversion Stock in the Offering. To understand the Offering fully, Eligible Members should read the Prospectus carefully, including the financial statements and the notes to financial statements of FLMHC that are included in the Prospectus. Eligible Members also may wish to review the Plan of Conversion. A copy of the Plan of Conversion is attached hereto as Exhibit A and is available for review and downloading on Federal Life’s website at www.federallife.com.(1)
The decisions to be made by an Eligible Member in voting on the Plan of Conversion and in deciding whether to purchase Conversion Stock are separate. For instance, you may vote in favor of the Plan of Conversion, but decide not to purchase any Conversion Stock. Or, you may vote against the Plan of Conversion, but decide to purchase Conversion Stock.
If for any reason the Plan of Conversion is not approved by Eligible Members, the Conversion will not be completed, no Conversion Stock will be sold, and your subscription rights will expire without any consideration.
The Parties
HoldCo
HoldCo is a Pennsylvania business corporation organized on March 9, 2018 for the purpose of becoming the stock holding company of FLMHC and its subsidiaries following closing on the Conversion. HoldCo’s executive offices are located at 3750 West Deerfield Road, Riverwoods, Illinois 60015. HoldCo’s board of directors will consist of the current directors of FLMHC and two individuals acceptable to HoldCo and the standby purchaser pursuant to an agreement between HoldCo and Insurance Capital Group, LLC, which is described below under the heading “The Conversion.”
HoldCo will not have engaged in any operations prior to completion of the Conversion. After completion of the Conversion, HoldCo’s primary assets will be the outstanding capital stock of FLMHC, which will be the holding company for Federal Life, and the net proceeds realized from the Offering of its common stock that remain after the use of such proceeds as described in the Prospectus.
HoldCo intends to apply to have its common stock listed for trading on the NASDAQ Stock Market.
Federal Life
Federal Life Insurance Company is an Illinois stock insurance company organized in 1899. Its main offices are located at 3750 Deerfield Road, Riverwoods, Illinois 60015, and its telephone number is (847) 520-1900. At June 30, 2018, Federal Life had total consolidated assets of  $254.0 million and total equity of

(1)
This reference to Federal Life’s website includes only the documents available for review under the “FLMHC Plan of Conversion” tab. Any other information available on Federal Life’s website is not part of this Proxy Statement.

Form of Proxy Statement
For Review by the Illinois Department of Insurance

$23.5 million. During the year ended December 31, 2017, Federal Life had insurance revenues of $12.1 million. FLIC issues life insurance policies and annuity products in 46 states and the District of Columbia.
The Conversion
FLMHC adopted the Plan of Conversion on March 8, 2018. The Conversion involves a series of transactions by which FLMHC will convert from a mutual insurance holding company to a stock insurance holding company. Following the Conversion, FLMHC will become a subsidiary of HoldCo.
As an integral part of the Conversion, HoldCo will offer for sale in a subscription rights offering between 3,400,000 and 4,600,000 shares of HoldCo’s common stock (“Subscription Offering”). The Subscription Offering will be made in the following order of priority:
1.
First to “Eligible Members” — “Eligible Members” are the named policyholders of Federal Life who were insured under Federal Life insurance policies that were in force on March 8, 2018, and owners of annuities issued by Federal Life that were in force on March 8, 2018.

2.
Second, to Directors and Officers — The directors and officers of FLMHC and Federal Life.

Subscriptions will be accepted by HoldCo in order of the priorities described above.
If any shares of Conversion Stock remain available for purchase after the Subscription Offering, any remaining shares will be offered to the general public (the “Community Offering”) with shares being first sold to employees of Federal Life and then to Insurance Capital Group, LLC (the “Standby Purchaser”), which entered into a standby stock purchase agreement with HoldCo. The Plan of Conversion provides that HoldCo will give preferential treatment to orders received in the Community Offering from: employees of Federal Life; certain strategic investors; and the Standby Investor, subject, however, to the right of HoldCo to accept or reject any order to purchase shares in the community offering in its sole and absolute discretion except the order of the Standby Purchaser. HoldCo may accept subscriptions under the Subscription Offering and orders received under the Community Offering simultaneously. Payments received on stock orders that are not accepted will be refunded (without interest).
The Standby Purchaser has agreed to purchase such number of shares as is necessary to meet the minimum of 3,400,000 shares to be sold in connection with the Conversion. The Standby Purchaser currently has the intent to purchase at least 2,700,000 shares. The Standby Purchaser has agreed to certain post-closing standstill and voting covenants and restrictions on its ability to sell shares for five years following the closing of the Offering. For additional information, see the sections titled “The Conversion and Offering — Standby Purchase Agreement,” and “Risk Factors — Risks Related to the Ownership of Our Common Stock.” in the accompanying Prospectus.
Because of the purchase agreement with the Standby Purchaser, at this time, HoldCo does not anticipate selling more than 3,400,000 shares of common stock in the Offering or selling shares to the public in a syndicated community offering.
The purchase price for the Conversion Stock will be $10.00 per share. All purchasers will pay the same price per share in the Offering.
The Conversion will permit policyholders and annuity owners of Federal Life and the management and employees of Federal Life to become equity owners of HoldCo and to share in its future. The Conversion also will provide additional capital that will enhance the ability of Federal Life to expand its business.
Completion of the Conversion is subject to various conditions, including approval of the Conversion by the Eligible Members of Federal Life, completion of the Offering, and receipt of all necessary regulatory approvals.

Form of Proxy Statement
For Review by the Illinois Department of Insurance

Transfers of Subscription Rights
Eligible Members will be granted subscription rights in connection with the Conversion that will permit them to purchase shares of HoldCo common stock in the Offering (the “subscription rights”). An Eligible Member may not transfer such member’s subscription rights.
Each Eligible Member has a subscription right to purchase up to 50,000 shares in the Offering.
The Company’s Reasons for the Conversion
The principal purpose of the Conversion is to convert FLMHC from a mutual insurance holding company into a stock insurance holding company in order to enhance its strategic and financial flexibility and to provide the Eligible Members with the right to acquire an equity interest in HoldCo. The Company’s board of directors believes that the Conversion is in the best interest of the Company and Federal Life because the additional capital resulting from the Conversion should: (i) support further organic growth in direct written premiums and sales of annuities; (ii) provide a more cost effective capital structure; and (iii) enable HoldCo to attract institutional investors and engage in strategic transactions advantageous to HoldCo and Federal Life. In addition, the additional capital and holding company should enhance the Company’s ability to acquire other life insurance companies. The Company’s board of directors further believes that the transaction is fair and equitable, is consistent with the purpose and intent of the Act and will not prejudice the interests of its members.
In its present structure as a mutual insurance holding company, FLMHC can increase its statutory capital only through earnings generated by Federal Life and its subsidiaries or the sale of a minority interest in Federal Life. Reliance on earnings to provide a long-term source of permanent capital, however, limits the Company’s ability to develop new business, offer new insurance and annuity products, make acquisitions, and provide greater stability and protection for Federal Life’s policyholders.
Effects of the Conversion on Policyholders
In General
Each policyholder of an insurance company subsidiary of a mutual insurance holding company, such as FLMHC, has certain interests in the insurance holding company, including the contractual right to insurance coverage and the right to vote when provided by the holding company’s articles of incorporation or bylaws or as provided by law. Policyholders also may have the right to share in a liquidating distribution of the insurer’s net worth if the insurer were to voluntarily dissolve and liquidate its business and properties.
A policyholder must have an in-force insurance policy issued by the insurance company subsidiary of a mutual insurance holding company in order to be a member of that holding company. Except to the extent that a membership interest is deemed to have value in connection with the conversion of an insurance holding company from mutual to stock form, this interest as a member has no market value because it cannot be separated from the underlying policy and, in any event, is not transferable. A policyholder whose policy lapses or is cancelled, terminated or not renewed will lose his or her interest as a member. As of the completion of the Conversion, all membership interests in FLMHC, except contract rights under policies of insurance, will terminate.
If the Plan of Conversion is not approved by the Eligible Members, or if the Conversion is not completed for any other reason, FLMHC will continue to operate as a mutual insurance holding company. In that case, members will retain the rights described above.
Continuity of Insurance Coverage and Business Operations
FLMHC’s conversion to stock form will not change the insurance protection or premiums under Federal Life’s in-force insurance policies. During and after the Conversion, the normal business of issuing insurance policies and paying claims will continue without change or interruption. After the Conversion, Federal Life will continue to provide insurance coverage and services to its policyholders under in-force policies.

Form of Proxy Statement
For Review by the Illinois Department of Insurance

Voting Rights
After the Conversion, the voting rights of all members of FLMHC will cease. Policyholders will no longer have the right to vote on any matter involving FLMHC. HoldCo will own all of the outstanding shares of FLMHC capital stock and will elect the directors of FLMHC.
Voting rights in HoldCo will be held by the shareholders of HoldCo. Each holder of HoldCo common stock will be entitled to vote on any matter to be considered by HoldCo shareholders, subject to the terms of HoldCo’s articles of incorporation and bylaws and to the provisions of Pennsylvania law.
Policyholder Dividends
All in-force insurance policies that “participate” or provide for the payment of policy dividends will continue unchanged and any right to the payment of any dividends under such policies will continue. Therefore, the Conversion will not cause any policyholder to lose dividend rights or expectancies that may have existed in the period when FLMHC operated as a mutual insurance holding company.
Rights Upon Dissolution After Conversion
After the Conversion, policyholders will have no right to receive a pro rata distribution of any remaining surplus of FLMHC upon its dissolution. Instead, this right will vest in HoldCo, as the sole shareholder of FLMHC. In the event of a liquidation, dissolution or winding up of HoldCo, shareholders of HoldCo would be entitled to receive, after payment of all debts and liabilities of HoldCo, a pro rata portion of any liquidating distribution that is made of HoldCo’s remaining assets.
Determination of the Price per Share and the Number of Shares to be Offered
The Act requires that, as part of the mutual-to-stock conversion of FLMHC, Eligible Members must be offered the right to purchase stock of the converted company (or a holding company for the converted company, in this case, HoldCo). In such stock offering, the aggregate pro forma value of FLMHC is determined by a qualified valuation expert engaged for this purpose. The value can be expressed as a valuation range. RP Financial, LLC (“RP Financial”), which was engaged to serve as the independent valuation expert in the Conversion, prepared an appraisal report valuing FLMHC (the “Appraisal Report”). In its report dated December 22, 2017, RP Financial estimated that the appraised value of FLMHC is between $34.0 million and $46.0 million, with a midpoint value of  $40.0 million. Accordingly, under the Plan of Conversion, we will offer for sale up to 4,600,000 shares of HoldCo, based upon the underlying pro forma appraised value of FLMHC.
The Conversion Stock will be sold at $10.00 per share consistent with the typical offering price per share for many converting mutual companies.
If HoldCo is unable to sell at least 3,400,000 shares, then unless the Offering range is revised with the approval of the Insurance Department, the Conversion and Offering must be terminated, all subscriptions and orders cancelled and all funds returned.
RP Financial’s valuation is not a recommendation as to the advisability of purchasing shares of HoldCo. In preparing its Appraisal Report, RP Financial did not independently verify the financial statements and other information provided by FLMHC, nor did RP Financial value independently the assets or liabilities of FLMHC. The Appraisal Report considers FLMHC as a going concern and should not be considered as an indication of the liquidation value of FLMHC. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, any of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the Conversion will thereafter be able to sell such shares at prices at or above the initial purchase price in the Conversion of  $10.00 per share.

Form of Proxy Statement
For Review by the Illinois Department of Insurance

Limitations on Conversion Stock Purchases
The Plan of Conversion includes the following limitations on the number of shares of Conversion Stock that may be purchased in the Conversion:
•
No fewer than 50 shares or $500 of Conversion Stock may be purchased, to the extent such shares are available;

•
The maximum number of shares of stock subscribed for or purchased by an eligible member, together with associates of and groups of persons acting in concert with such persons, cannot exceed 50,000 shares;

•
Directors and officers of FLMHC and Federal Life can purchase up to 5% of the total number of shares sold in the offering, provided that the directors and officers, employees of Federal Life, and a limited number of strategic investors, as a group, cannot purchase in excess of 700,000 shares in the offering; and

•
The Standby Purchaser currently intends to purchase 2,700,000 shares in the offering, but will purchase at least such number of shares as will cause at least 3,400,000 shares to be sold in the offering.

Restrictions on Transfer of Subscription Rights and Shares
Subscription rights granted under the Plan of Conversion are not transferable. Accordingly, any person receiving subscription rights under the Plan of Conversion may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of those subscription rights or the shares of Conversion Stock to be issued upon their exercise. Subscription rights may be exercised only for the account of the person receiving those rights under the Plan of Conversion. A person subscribing to Conversion Stock by exercise of subscription rights received under the Plan of Conversion will be required to certify that he or she is purchasing the shares solely for his or her own account and also that there is no agreement or understanding with any other person regarding the sale or transfer of such shares.
Shares of HoldCo common stock purchased in the Offering will thereafter be freely transferable under the Securities Act of 1933, as amended (“1933 Act”); provided, however that shares issued to directors and officers of FLMHC and Federal Life will be restricted as to transfer for a period of one year from the effective date of the Conversion pursuant to the provisions of the Act (except for certain limited permitted transfers) and will be subject to additional transfer restrictions under Rule 144 of the 1933 Act. Under the standby stock purchase agreement between the Standby Purchaser and the Company, the Standby Purchaser has agreed to certain restrictions on its ability to transfer its shares.
Tax Effects
For a discussion of the material United States federal income tax consequences of the conversion to FLMHC and to an Eligible Member of FLMHC, see the section titled “Certain Federal Income Tax Considerations” in the accompanying Prospectus.
FLMHC’s Articles of Incorporation and Bylaws
The following is a summary of certain provisions of the Amended Articles of Incorporation and bylaws of FLMHC, which will become effective upon the conversion of FLMHC from a mutual insurance holding company to a stock insurance holding company.
FLMHC’s amended and restated Articles of Incorporation will authorize FLMHC to issue 100,000 shares of common stock. All of Illinois FLMHC’s outstanding common stock will be owned by HoldCo. Accordingly, exclusive voting rights with respect to the affairs of FLMHC after the Conversion will be vested in the board of directors of HoldCo.

Form of Proxy Statement
For Review by the Illinois Department of Insurance

As required by Illinois law, FLMHC’s amended and restated Articles of Incorporation may be further amended only if such amendment is approved by the board of directors of FLMHC, and, if and to the extent required by law, approved by the Insurance Department and by HoldCo as FLMHC’s sole shareholder. The bylaws may be amended by a majority vote of the board of directors of FLMHC or by HoldCo as FLMHC’s sole shareholder.
Termination of the Plan of Conversion
The Plan of Conversion may be terminated at any time prior to the effective date of the Conversion by the board of directors of FLMHC.
Interpretation and Amendment of the Plan of Conversion
All interpretations of the Plan of Conversion by the boards of directors of FLMHC and HoldCo will be final, conclusive and binding upon all persons. The Plan of Conversion may be amended by FLMHC’s board of directors at any time before it is approved by the Insurance Department.
Adjournment
In the event that there are not sufficient votes to constitute a quorum or to approve the proposal to approve the Plan of Conversion and/or the amended and restated articles of incorporation of the Company at the special meeting, the proposals could not be approved unless such meeting was adjourned or postponed to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by us at the time of the special meeting to be voted for adjournment or postponement, you are being asked to consider a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if necessary to obtain additional votes in favor of the proposals.
If there are sufficient votes to constitute a quorum and approve the proposal to approve and adopt the Plan of Conversion and the amended and restated articles of incorporation of the Company at the special meeting, the chairman of the special meeting may determine that no action will be taken on the proposal to adjourn.
*   *   *   *   *   *   *
RECOMMENDATION OF THE BOARD OF DIRECTORS
The board of directors recommends that you vote “FOR” approval of the Plan of Conversion, “FOR” approval of the Amended and Restated Articles of Incorporation of FLMHC, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.
PLEASE NOTE: A vote in favor of the Plan of Conversion does not mean that you must purchase conversion stock in the Offering, and a vote against the Plan of Conversion does not mean you may not purchase stock in the Offering. You may vote in favor of the Plan of Conversion and decide not to purchase stock in the Offering. You may also vote against the Plan of Conversion and decide to purchase stock in the conversion. If the Plan of Conversion is not approved by the Eligible Members, the Conversion will not be completed, and no stock will be sold.
ADDITIONAL INFORMATION
WE URGE YOU TO CONSIDER CAREFULLY THIS PROXY STATEMENT, INCLUDING PARTICULARLY THE PROSPECTUS THAT ACCOMPANIES THIS PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, WE REQUEST THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE WILL BE COUNTED. IF YOU EXECUTE A

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For Review by the Illinois Department of Insurance

PROXY BUT LATER DECIDE TO ATTEND THE SPECIAL MEETING IN PERSON, YOUR PROXY MAY BE REVOKED AND YOU MAY VOTE IN PERSON. YOUR PROXY SHOULD BE COMPLETED, SIGNED AND MAILED USING THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED ON OR BEFORE            , 2018.
THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE CONVERSION STOCK. SUCH OFFERS MAY BE MADE ONLY BY MEANS OF THE PROSPECTUS.
           , 2018
Riverwoods, Illinois

PROXY FOR FEDERAL LIFE MUTUAL HOLDING COMPANY
SPECIAL MEETING OF MEMBERS
The undersigned hereby constitutes and appoints the Secretary of Federal Life Mutual Holding Company, as his or her lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to vote on behalf of the undersigned, and to otherwise act in his or her name, place and stead, at the Special Meeting of Members of the Company to be held at                 on                ,             2018 for the following purposes:
1.
To approve the Plan of Conversion of Federal Life Mutual Holding Company and the transactions contemplated hereby, including without limitation the Amended and Restated Articles of Incorporation of the Company.

FOR	AGAINST
☐	☐
A signed Proxy which does not give direction to vote for or against the above actions will be treated as a vote For such actions.
2.
To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

SIGNATURE		DATE	____/____/____
OF PERSON WHOSE NAME APPEARS ABOVE
COMPANY USE ONLY: